Exhibit 23.1

19 March 2019

The Board of Directors

Tabula Rasa Healthcare, Inc.

228 Strawbridge Drive, Suite 100

Moorestown, NJ, USA 08057

Dear Directors

Consent of Independent Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-214025, 333-216674, 333-223658 and 333-230046) and in the Registration Statement on Form S-3 (No. 333-220965) of Tabula Rasa HealthCare, Inc. of our reports dated November 15, 2018 with respect to:

a)             the unaudited reviewed consolidated financial statements of DoseMe Holdings Pty Ltd and its controlled entities as of September 30, 2018 and for the three-month period ended September 30, 2018 and

b)             the audited consolidated financial statements of DoseMe Holdings Pty Ltd and its controlled entities as of June 30, 2018 and for the year then ended.

Yours faithfully

PKF Hacketts Audit

/s/ Liam Murphy
Liam Murphy
Partner

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